Exhibit 99.1

AMETEK ACQUIRES SPECTRO SCIENTIFIC

— Leading Provider of Machine Condition Monitoring Solutions —

BERWYN, PA, NOVEMBER 27, 2018 – AMETEK, Inc. (NYSE: AME) today announced that it has completed the acquisition of Spectro Scientific, a leading provider of machine condition monitoring solutions for critical assets in high-value industrial applications. Spectro provides both lab-based and onsite instrumentation, consumables and cloud-based software analytics to help customers determine and monitor the condition of fluids in mission-critical equipment.

“Spectro is an excellent acquisition for AMETEK. Their differentiated solutions serve an increasing need for predictive maintenance in a broad and growing set of end markets, including military and defense, process, power generation and transportation,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Spectro’s solutions nicely complement our strategy to integrate instrumentation data with cloud-based software and analytics.”

Spectro has annual sales of approximately $50 million and was acquired for approximately $190 million. Spectro was a privately held company and is headquartered in Chelmsford, Massachusetts. It joins AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instruments with annualized sales of $3.0 billion.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of approximately $4.8 billion. AMETEK’s growth model is based on four key strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247